Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of 9.75% Series A Convertible Preferred Stock

of

Wyndham International, Inc.

at

$30.00 Net Per Share

Pursuant to the Offer to Purchase

Dated January 28, 2005

by

Mercury Special Situations Fund LP

and

Equity Resource Dover Fund

THE OFFERS AND ANY WITHDRAWAL RIGHTS THAT YOUR CLIENTS MAY HAVE (AS DESCRIBED IN THE OFFER TO PURCHASE) WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON FEBRUARY 28, 2005, UNLESS THE OFFER IS EXTENDED.

January 28, 2005

To Brokers, Dealers, Banks, Trust Companies and other Nominees:

We have been appointed by Mercury Special Situations Fund LP, a Delaware limited partnership and Equity Resource Dover Fund, a Massachusetts limited partnership (collectively the “Purchaser”), to act as Dealer Manager in connection with the Purchaser’s Offer to Purchase all outstanding shares of 9.75% Series A Convertible Preferred Stock (the “Offer”), par value $100 per share of Wyndham International, Inc., a Delaware corporation (“Wyndham”) (the “Shares”), at $30.00 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser’s Offer to Purchase dated January 28, 2005, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer to Purchase”).

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1. Offer to Purchase dated January 28, 2005;

2. Letter of Transmittal to be used by stockholders of Wyndham in accepting the Offer (manually signed facsimile copies of the Letter of Transmittal may be used to tender the Shares);

3. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

4. Notice of Guaranteed Delivery with respect to Shares;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6. Return envelope addressed to The Bank of New York (the “Depositary”).

THE OFFER IS NOT CONDITIONED UPON ANY EVENT OR FACTOR.

WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND ANY WITHDRAWAL RIGHTS THAT YOUR CLIENTS MAY HAVE WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON FEBRUARY 28, 2005, UNLESS EXTENDED.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Share Certificates (or a timely Book-Entry Confirmation) (as defined in the Offer to Purchase), (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

Questions may be directed to us as Dealer Manager at our address and telephone number set forth on the back cover of the enclosed Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to Equity Resource Investments, the Information Agent, at the address appearing on the back page of the Offer to Purchase.

Very truly yours,

Equity Resource Investments

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE DEPOSITARY, THE DEALER MANAGER OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERS NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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